Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 4 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov	*050101*

	Filed in the office of	Document Number
20100593867-51
	/s/ Ross Miller	Filing Date and Time
	Ross Miller	08/09/2010 11:30 AM
Articles of Organization	Secretary of State	Entity Number
Limited-Liability Company (PURSUANT TO NRS CHAPTER 86)	State of Nevada	E0382932010-8

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Limited-Liability Company: (must contain approved limited-liability company wording; see instructions)	NP PROPCO LLC		Check box if a Series Limited- Liability Company ☐

2. Registered Agent for Service of Process: (check only one box)	☐ Commercial Registered Agent: Name ☒ Noncommercial Registered Agent (name and address below)	OR	☐ Office or Position with Entity (name and address below)

Marc Falcone Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity

	10801 West Charleston Boulevard, Suite 600	Las Vegas	Nevada 89135
	Street Address	City	Zip Code
Nevada
	Mailing Address (if different from street address)	City	Zip Code

3. Dissolution Date: (optional)	Latest date upon which the company is to dissolve (if existence is not perpetual):

4. Management: (required)	Company shall be managed by:	☐ Manager(s) OR ☒ Member(s) (check only one box)

5. Name and Address of each Manager or Managing Member: (attach additional page if more than 3)	1) NP Voteco LLC Name 10801 West Charleston Boulevard, Suite 600 Street Address 2) Name Street Address 3) Name Street Address	Las Vegas City City City	NV State State State	89135 Zip Code Zip Code Zip Code

6. Name, Address and	Kate Cregor	/s/ Kate Cregor
Signature of Organizer: (attach additional page if more than 1 organizer)	Name 355 South Grand Avenue, 35th Floor Address	Organizer Signature Los Angeles City	CA State	90071 Zip Code

7. Certificate of	I hereby accept appointment as Registered Agent for the above named Entity.
Acceptance of
Appointment of	/s/ Marc J. Falcone			August 9, 2010
Registered Agent:	Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity			Date

This form must be accompanied by appropriate fees.	PLEASE SEE ATTACHMENT	Nevada Secretary of State NRS 86 DLLC Articles Revised: 4-14-09

ATTACHMENT TO ARTICLES OF ORGANIZATION

OF

NP PROPCO LLC

The Articles of Organization of NP Propco LLC (the “Company”) consist of the articles set forth on the preceding page and the additional articles set forth on this Attachment as follows:

8.             Compliance with Gaming Laws.

(a)           The purposes of and business to be conducted by the Company, in addition to those purposes set forth in the Company’s Operating Agreement, are to own an interest in entities which will own, operate, manage and conduct gaming in hotel/casinos in Clark County, Nevada. Subject to the Company’s Operating Agreement, the Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Nevada.

(b)           The purported sale, assignment, transfer, pledge, exercise of an option to purchase or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the “Commission”). If at any time the Commission finds that a member of the Company is unsuitable to hold an interest in the Company, the Commission shall immediately notify the Company of that fact and the Company shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his or her capital account as reflected on the books of the Company or such member shall dispose of such interest as provided by the gaming laws and regulations of the State of Nevada. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to applicable law, it is unlawful for the unsuitable member: (i) to receive any dividend or interest or any payment or distribution of any kind, including any share of the distribution of profits or cash or any other property of, or payments upon dissolution of the Company, other than a return of capital; (ii) to exercise directly or through a proxy, trustee or nominee, any voting right conferred by such interest; (iii) to participate in the management of the business and affairs of the Company; or (iv) to receive any remuneration in any form from the Company or from any company holding a gaming license, for services rendered or otherwise. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

(c)             Notwithstanding anything to the contrary expressed or implied in these Articles of Organization, to the extent permitted by applicable gaming laws and the Nevada gaming authorities, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem, or the unsuitable member shall dispose of its member’s interest in the Company, on the terms, if any, provided in the Company’s Operating Agreement.

LIMITED LIABILITY COMPANY CHARTER

I, ROSS MILLER, the Nevada Secretary of State, do hereby certify that NP PROPCO LLC did on August 9, 2010, file in this office the Articles of Organization for a Limited Liability Company, that said Articles of Organization are now on file and of record in the office of the Nevada Secretary of State, and further, that said Articles contain all the provisions required by the laws governing Limited Liability Companies in the State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on August 9, 2010.

/s/ Ross Miller
ROSS MILLER Secretary of State

Certified By: GJ Jaillet

Certificate Number: C20100809-2111

You may verify this certificate

online at http://www.nvsos.gov/